    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 2001
                                                       REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                                PSI ENERGY, INC.
             (Exact name of registrant as specified in its charter)

           INDIANA                             4931                           35-0594457
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
              of                   Classification Code Number)           Identification No.)
incorporation or organization)

                             1000 EAST MAIN STREET
                           PLAINFIELD, INDIANA 46168
                                 (513) 421-9500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            BRADLEY C. ARNETT, ESQ.
                                 SENIOR COUNSEL
                                PSI ENERGY, INC.
                             221 EAST FOURTH STREET
                                   SUITE 2500
                                  P.O. BOX 960
                           CINCINNATI, OH 45201-0960
                                 (513) 421-9500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------
                                   COPIES TO:

                            TIMOTHY E. HOBERG, ESQ.
                        TAFT, STETTINIUS & HOLLISTER LLP
                               1800 FIRSTAR TOWER
                          CINCINNATI, OHIO 45202-3957
                                 (513) 381-2838
                            ------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

   From time to time after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

                                                                                    PROPOSED MAXIMUM
          TITLE OF EACH CLASS               AMOUNT TO BE       PROPOSED MAXIMUM         AGGREGATE            AMOUNT OF
    OF SECURITIES TO BE REGISTERED           REGISTERED        OFFERING PRICE(1)    OFFERING PRICE(1)   REGISTRATION FEE(2)
First Mortgage Bonds Series EEE, 6.65%,
due June 15, 2006......................     $325,000,000             100%             $325,000,000            $81,250

(1) Estimated solely for the purpose of calculating the amount of the registration fee.

(2) Calculated pursuant to Rule 457.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

OCTOBER   , 2001

                                PSI ENERGY, INC.

                               OFFER TO EXCHANGE
                              FIRST MORTGAGE BONDS
                      SERIES EEE, 6.65%, DUE JUNE 15, 2006

                      WHICH HAVE BEEN REGISTERED UNDER THE
                       SECURITIES ACT OF 1933, AS AMENDED

                                      FOR

                ALL OUTSTANDING FIRST MORTGAGE BONDS SERIES EEE,
                            6.65%, DUE JUNE 15, 2006
                               ------------------

          THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                     ON NOVEMBER   , 2001, UNLESS EXTENDED.
                            ------------------------

Terms of the Exchange Offer:

    - We will exchange all outstanding bonds that are validly tendered and not withdrawn prior to the expiration of the Exchange Offer.

    - You may withdraw tenders of outstanding bonds at any time prior to the expiration of the Exchange Offer.

    - The exchange of bonds will not be a taxable exchange for United States federal income tax purposes.

    - We will not receive any proceeds from the Exchange Offer.

    - The terms of the bonds to be issued are substantially identical to the outstanding bonds, except for certain transfer restrictions, registration rights and related additional interest provisions applicable to the outstanding bonds.

                            ------------------------

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

Where You Can Find More Information.........................   2
Incorporation of Certain Documents by Reference.............   2
Summary.....................................................   3
  The Company...............................................   3
  The Exchange Offer........................................   4
  Consequences of Exchanging Bonds Pursuant to the Exchange
    Offer...................................................   5
  The New Bonds.............................................   6
  Selected Income Information...............................   8
  Capitalization............................................   9
  Ratio of Earnings to Fixed Charges........................   9
Use of Proceeds.............................................  10
Description of New Bonds....................................  11
The Exchange Offer..........................................  19
United States Federal Income Tax Consequences...............  26
Plan of Distribution........................................  26
Legal Matters...............................................  26
Independent Public Accountants..............................  26

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. You may also read our filings on Internet at the Commission's web site at http://www.sec.gov.

    This prospectus constitutes part of a registration statement on Form S-4 filed with the SEC under the Securities Act of 1933 (the "Securities Act"). It omits some of the information contained in the registration statement, and reference is made to the registration statement for further information on PSI Energy, Inc. and the New Bonds being offered. Any statement contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the Commission is not necessarily complete, and in each instance reference is made to the copy of the document filed.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    Our Annual Report on Form 10-K for the year ended December 31, 2000 and our Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2001, filed under the Securities and Exchange Act of 1934 (the "Exchange Act") are incorporated into this prospectus by reference.

    We also incorporate by reference any filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this Exchange Offer. You may request a copy of these filings at no cost, by writing or telephoning the office of Lisa D. Gamblin, Vice President and Treasurer, PSI Energy, Inc., 139 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 287-4329.

                                    SUMMARY

    THIS SUMMARY MAY NOT CONTAIN ALL THE INFORMATION THAT MAY BE IMPORTANT TO YOU. YOU SHOULD READ THE ENTIRE PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. UNLESS THE CONTEXT INDICATES OTHERWISE, THE WORDS "PSI," "THE COMPANY," "WE," "OUR," "OURS" AND "US" REFER TO PSI ENERGY, INC. AND ITS SUBSIDIARIES AND JOINT VENTURES, INCLUDING UNCONSOLIDATED ENTITIES.

                                  THE COMPANY

    We are an electric public utility company incorporated in Indiana. We are primarily engaged in the production, transmission, distribution, and sale of electric energy in north central, central and southern Indiana. The area we serve has an estimated population of 2.2 million people located in 69 of the state's 92 counties, and includes the cities of Bloomington, Columbus, Kokomo, Lafayette, New Albany and Terre Haute. Our fully regulated generation portfolio of approximately 6,000 megawatts currently serves a customer base of over 700,000. We currently have over 1,900 employees.

    We are a wholly-owned subsidiary of Cinergy Corp., a registered holding company under the Public Utility Holding Company Act of 1935. Our principal operating utility affiliates are The Cincinnati Gas & Electric Company and The Union Light, Heat and Power Company. Cincinnati Gas & Electric, an Ohio corporation, is a combination electric and gas public utility company that provides service principally in the southwestern portion of Ohio. Union Light is a Kentucky corporation that provides electric and gas service in northern Kentucky.

    Our principal executive offices are located at 1000 East Main Street, Plainfield, Indiana 46168; our telephone number is (513) 287-1099.

                               THE EXCHANGE OFFER

Securities Offered                     We are offering up to $325,000,000 aggregate principal
                                       amount of First Mortgage Bonds Series EEE, 6.65%, due
                                       June 15, 2006, which have been registered under the
                                       Securities Act ("New Bonds").

The Exchange Offer                     We are offering to issue the New Bonds in exchange for a
                                       like principal amount of outstanding First Mortgage Bonds
                                       Series EEE, 6.65%, due June 15, 2006, issued by PSI on
                                       June 22, 2001 ("Old Bonds"). We are offering to issue the
                                       New Bonds to satisfy our obligations in a registration
                                       rights agreement entered into when the Old Bonds were sold in transactions exempt from registration under the
                                       Securities Act. For procedures for tendering, see "The
                                       Exchange Offer."

Tenders, Expiration Date, Withdrawal   The Exchange Offer will expire at 5:00 p.m. New York City
                                       time on November   , 2001, unless it is extended. If you
                                       decide to exchange your Old Bonds for New Bonds, you must
                                       acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the New Bonds. If you decide to tender your Old Bonds under the Exchange Offer, you may
                                       withdraw them at any time before November   , 2001. If we
                                       decide for any reason not to accept any Old Bonds for
                                       exchange, your Old Bonds will be returned to you without
                                       expense promptly after the Exchange Offer expires.

Federal Income Tax Consequences        Your exchange of Old Bonds for New Bonds in the Exchange
                                       Offer will not result in any income, gain or loss to you for
                                       Federal income tax purposes. See "United States Federal
                                       Income Tax Considerations."

Use of Proceeds                        We will not receive any proceeds from the issuance of the
                                       New Bonds under the Exchange Offer.

Exchange Agent                         LaSalle Bank National Association is the exchange agent for the Exchange Offer.

        CONSEQUENCES OF EXCHANGING BONDS PURSUANT TO THE EXCHANGE OFFER

    Based on interpretations contained in no-action letters issued from the Commission's staff to third parties, we believe that New Bonds issued in exchange for Old Bonds under the Exchange Offer may be offered for resale, resold or otherwise transferred by you without registering the New Bonds under the Securities Act or delivering a prospectus:

    - so long as you are not one of our "affiliates," as defined in Rule 405 of the Securities Act;

    - so long as you acquire the New Bonds in the ordinary course of your business; and

    - unless you are a broker-dealer, so long as you do not have any arrangement with any person to participate in the distribution of the New Bonds.

    Unless you are a broker-dealer, you must acknowledge that:

    - you are not engaged in, and do not intend to engage in, a distribution of the New Bonds; and

    - you have no arrangement or understanding to participate in a distribution of the New Bonds.

    If you are an affiliate of PSI, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of New Bonds acquired in the Exchange Offer, you should not rely on our interpretations of the position of the Commission's staff and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

    If you are a broker-dealer and receive New Bonds for your own account in the Exchange Offer:

    - you must acknowledge that you will deliver a prospectus in connection with any resale of those New Bonds; and

    - you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of New Bonds received in exchange for Old Bonds acquired by you as a result of market-making or other trading activities.

    For a period of 90 days after the expiration of the Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale.

    You may offer or sell the New Bonds in certain jurisdictions only if they have been registered or qualified for sale there, or an exemption from registration or qualification is available and is complied with. Subject to the limitations specified in the registration rights agreement, we will register or qualify the New Bonds for offer or sale under the securities laws of any jurisdictions upon your reasonable written request. Unless you request that the sale of the New Bonds be registered or qualified in a jurisdiction, we currently do not intend to register or qualify the sale of the New Bonds in any jurisdiction. If you do not comply with the requirement described in this paragraph, you could incur liability under the Securities Act, and we will not indemnify you in those circumstances.

                                 THE NEW BONDS

    The terms of the New Bonds and the Old Bonds are identical in all material respects, except that the New Bonds have been registered under the Securities Act and some transfer restrictions, registration rights and related additional interest provisions applicable to the Old Bonds do not apply to the New Bonds.

Issuer...............................  PSI Energy, Inc.

New Bonds offered....................  $325,000,000 aggregate principal amount of First Mortgage
                                       Bonds Series EEE, 6.65%, due June 15, 2006.

Maturity.............................  June 15, 2006.

Interest payment dates...............  June 15 and December 15, beginning December 15, 2001.

Ranking..............................  The New Bonds will be secured senior obligations and rank equally with our secured senior indebtedness. As of
                                       June 30, 2001, we had outstanding $1,520.7 million of
                                       indebtedness, of which $822.5 million was secured senior
                                       indebtedness, including the Old Bonds.

Ratings..............................  The New Bonds will be rated the same as the Old Bonds, A- by
                                       Standard & Poor's Ratings Group, A3 by Moody's Investor
                                       Service, Inc. and A- by Fitch IBCA, Inc. Security ratings
                                       are not recommendations to buy, sell or hold the New Bonds.
                                       Ratings are subject to revision or withdrawal at any time by the rating agencies.

Optional redemption..................  We may redeem some or all of the New Bonds at any time at a redemption price equal to the sum of

                                       - the principal amount of the New Bonds being redeemed plus accrued and unpaid interest, and

                                       - the excess, if any, of (1) the sum of the present value of the principal amount of the New Bonds to be redeemed,
                                         together with the remaining scheduled payments of interest on the New Bonds (not including any portion of such
                                         payments of interest accrued as of the redemption date),
                                         discounted to the redemption date on a semi-annual basis
                                         (assuming a 360-day year consisting of twelve 30-day
                                         months) at the treasury rate plus 25 basis points over
                                         (2) 100% of the principal amount of the New Bonds to be
                                         redeemed.

Certain rights to require repurchase
of New Bonds by PSI..................  If an unaffiliated third party acquires us or our parent company, Cinergy Corp., and both Moody's and S&P lower their credit rating on the New Bonds to less than Investment Grade within 30 calendar days of the event, then each holder of
                                       New Bonds will have the right, at the holder's option, to
                                       require us to repurchase all or any part of the holder's New
                                       Bonds. We will purchase the New Bonds at a price equal to
                                       100% of the principal amount of the New Bonds, plus accrued and unpaid interest, to the repurchase date.

Interest rate adjustment.............  The interest rate payable on the New Bonds will be subject to adjustment from time to time if either Moody's or S&P
                                       reduces the rating ascribed to our senior secured debt below
                                       Baa3 or BBB-, respectively.

Use of proceeds......................  We will not receive any proceeds from the issuance of the
                                       New Bonds.

Form and denomination................  The New Bonds will be issued in denominations of $1,000 and integral multiples of $1,000.

                          SELECTED INCOME INFORMATION

    The following table gives selected financial information for PSI. This information is derived from our historical results. See "Where You Can Find More Information." All amounts are in thousands.

                                                SIX MONTHS           YEAR ENDED DECEMBER 31,
                                                  ENDED        ------------------------------------
                                              JUNE 30, 2001       2000       1999(1)      1998(2)
                                              --------------   ----------   ----------   ----------
Operating Revenues..........................    $2,099,937     $2,684,197   $2,135,706   $2,403,038
Depreciation and Amortization...............        73,995        142,584      136,402      130,604
Operating Income............................       151,288        297,472      272,024      161,244
Interest....................................        38,537         78,250       86,265       89,359
Income Taxes................................        42,662         88,547       69,215       23,147
Net Income..................................        75,649        135,398      117,199       52,038
Preferred Dividend Requirement..............         1,293          3,738        4,601        5,659
Net Income Applicable to Common Stock.......        74,356        131,660      112,598       46,379

------------------------

Notes:

(1) In the third quarter of 1999, we experienced extreme weather conditions which resulted in a reduction in net income of $41 million, after tax.

(2) In 1998, we incurred charges against income relating to:

    - a one-time charge of $80 million (before taxes) reflecting the implementation of a 1989 settlement of a dispute with the Wabash Valley Power Association, Inc. that resulted from the cancellation of the Marble Hill nuclear power station in 1984; and

    - the recording of $62 million (before taxes) of unrealized losses related to energy marketing and trading operations.

                                 CAPITALIZATION

                                                    OUTSTANDING                       OUTSTANDING
                                                   JUNE 30, 2001                   DECEMBER 31, 2000
                                            ----------------------------      ----------------------------
                                                               % OF                              % OF
                                              AMOUNT      CAPITALIZATION        AMOUNT      CAPITALIZATION
                                            -----------   --------------      -----------   --------------
                                            (THOUSANDS)                       (THOUSANDS)
Total Debt................................  $1,520,698          54.9%         $1,445,865          55.2%
Cumulative Preferred Stock Not Subject to
  Mandatory Redemption....................      42,347           1.5              42,348           1.6
Common Stock Equity.......................   1,207,923          43.6           1,133,695          43.2
                                            ----------         -----          ----------         -----
    Total Capitalization..................  $2,770,968         100.0%         $2,621,908         100.0%
                                            ==========         =====          ==========         =====

                       RATIO OF EARNINGS TO FIXED CHARGES

    Listed below is the ratio of earnings to fixed charges for the six months ended June 30, 2001 and each year of the five year period ended December 31, 2000.

  SIX MONTHS                         YEAR ENDED DECEMBER 31,
    ENDED        ----------------------------------------------------------------
JUNE 30, 2001      2000          1999          1998          1997          1996
--------------   --------      --------      --------      --------      --------
     3.66          3.58          2.99          1.78          3.31          3.35

    For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pretax income from continuing operations plus fixed charges. Fixed charges consist of:

    - interest expense;

    - amortized premiums, discounts and capitalized expenses related to indebtedness; and

    - an estimate of the interest within rental expense.

                                USE OF PROCEEDS

    We will not receive any cash proceeds from the issuance of the New Bonds offered by this prospectus. New Bonds will be exchanged for Old Bonds as described in this prospectus on our receipt of Old Bonds in like principal amount. The Old Bonds surrendered in exchange for the New Bonds will be retired and cancelled. Accordingly, the issuance of the New Bonds will not result in any change in our indebtedness.

    The net proceeds to us from the sale of the Old Bonds was approximately $322 million (after discounts and commissions and other expenses of the offering). We used these net proceeds to repay a portion of our outstanding short-term indebtedness.

                            DESCRIPTION OF NEW BONDS

GENERAL

    The Old Bonds were, and the New Bonds will be, issued under a First Mortgage Indenture dated as of September 1, 1939, between the Company and LaSalle Bank National Association, as Trustee, as amended and as supplemented by a Fifty-Third Supplemental Indenture dated June 15, 2001. The following summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the First Mortgage Indenture and the specific terms of the New Bonds. Whenever particular provisions or defined terms in those documents are referred to in this description, those provisions or terms are incorporated by reference from the applicable document.

    The terms of the New Bonds are identical in all material respects to the terms of the Old Bonds, except for the removal of the transfer restrictions and the registration rights and related additional interest provisions applicable to the Old Bonds because they were not registered under the Securities Act. The New Bonds will rank equally, except as to any sinking fund or similar fund provided for in any outstanding series of First Mortgage Bonds, with all First Mortgage Bonds now or hereafter issued and outstanding under the First Mortgage Indenture. The New Bonds, together with all other outstanding First Mortgage Bonds of PSI, will be secured by a mortgage on substantially all of the Company's properties.

    We will issue New Bonds in an aggregate principal amount of up to $325,000,000. Just as the Old Bonds were, the New Bonds will be a series of First Mortgage Bonds designated Series EEE and will mature on June 15, 2006. The New Bonds will be issued only in fully registered form in denominations of $1,000 and integral multiples of $1,000.

INTEREST

    We will pay interest on the New Bonds initially at a rate of 6.65%, subject to increase as discussed below. Payments will occur on June 15 and December 15 of each year beginning December 15, 2001. Interest will accrue from June 22, 2001.

    The amount of interest payable for any period will be computed based on a 360-day year of twelve 30-day months. Interest will be paid to holders of record on the business day immediately preceding the interest payment date.

    If any interest payment date is not a business day, then interest payable on that date will be paid on the next business day. No additional interest or other payment will be paid due to the delay.

INTEREST RATE ADJUSTMENT

    The interest rate payable on the New Bonds will be subject to adjustment from time to time if either Moody's or S&P reduces the rating ascribed to our senior secured debt below Investment Grade, which is Baa3 in the case of Moody's and BBB- in the case of S&P. In this event, the interest rate payable on the New Bonds will be increased by .25% for such a reduction by either Moody's or S&P, with a maximum increase of .50% if both rating agencies reduce their ratings below Investment Grade. If Moody's or S&P subsequently increases the rating ascribed to our senior secured debt above Ba1 in the case of Moody's or above BB+ in the case of S&P, then the interest rate payable on the New Bonds will be decreased by .25% for such an upgrade by either Moody's or S&P, as the case may be, with a maximum decrease of .50% if both rating agencies upgrade their ratings to Investment Grade, but in no event will the interest rate be reduced to below the initial interest rate. Any such interest rate increase or decrease will take effect from the interest payment date following the related rating downgrade or upgrade, as the case may be. There is no limit to the number of times the interest rate payable on the New Bonds can be adjusted. However, the interest rate payable on the New Bonds will not exceed the initial interest rate of 6.65%, plus a maximum adjustment of .50% for rating agency downgrades.

CERTAIN RIGHTS TO REQUIRE REPURCHASE OF NEW BONDS BY PSI

    If an unaffiliated third party acquires us or our parent company, Cinergy Corp. (an "Acquisition Event"), and both Moody's and S&P lower their credit rating on the New Bonds to less than Investment Grade within 30 calendar days of the Acquisition Event, then each holder of New Bonds will have the right, at the holder's option, to require us to repurchase all or any part of the holder's New Bonds. We will purchase the New Bonds on the Repurchase Date at a price equal to 100% of the principal amount of the New Bonds, plus accrued and unpaid interest, to the Repurchase Date.

    We are obligated to give notice to the Trustee and holders of the New Bonds within 30 calendar days after the New Bonds become subject to repurchase. The date on which we give notice to the Trustee is called the "Notice Date." To require us to repurchase the New Bonds, a holder must, on or before the close of business on the 20th business day prior to the Repurchase Date, notify the Trustee of the holder's exercise of this option and complete and submit appropriate documentation. We may hold, re-market or retire the New Bonds that we purchase from the holders.

    The "Repurchase Date" means the 45th calendar day after the Notice Date. A "business day" is any day other than a Saturday or Sunday or a day that banking institutions in the City of New York or the City of Chicago are authorized or obligated to close.

    As of the date of this prospectus, our current senior secured long-term debt (which includes the New Bonds) rating by Moody's is A3 and by S&P is A-. However, on December 12, 2000, S&P placed us, Cinergy Corp. and all of our affiliates on CreditWatch with negative implications. On January 22, 2001, Moody's assigned negative outlooks to our debt and preferred stock securities and those of Cinergy Corp. and all of our affiliates.

    Our failure to repurchase the New Bonds on the Repurchase Date will be an event of default under the First Mortgage Indenture upon 60 days following notice to us from the Trustee of our failure to perform or observe our covenant to repurchase the New Bonds.

OPTIONAL REDEMPTION BY PSI

    Subject to the terms of the First Mortgage Indenture, we will have the right to redeem the New Bonds, in whole or from time to time in part, until maturity (such redemption, a "Make-Whole Redemption," and the date thereof, the "Redemption Date"), upon not less than 30 nor more than 60 days notice to the holders, at a redemption price equal to the sum of (i) the principal amount of the Bonds being redeemed plus accrued and unpaid interest thereon to the Redemption Date, and (ii) the Make-Whole Amount (as defined below), if any, with respect to the New Bonds being redeemed.

    "Make-Whole Amount" means the excess, if any, of (i) the sum, as determined by a Quotation Agent, of the present value of the principal amount of the New Bonds to be redeemed, together with scheduled payments of interest thereon from the Redemption Date to June 15, 2006 (not including any portion of such payments of interest accrued as of the Redemption Date), in each case discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate over (ii) 100% of the principal amount of the New Bonds to be redeemed.

    "Adjusted Treasury Rate" means the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date, calculated on the third business day preceding the Redemption Date, plus in each case .25% (25 basis points).

    "Comparable Treasury Issue" means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term from the Redemption Date to the stated maturity of the New Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the New Bonds.

    "Quotation Agent" means the Reference Treasury Dealer selected by the Trustee after consultation with the Company. "Reference Treasury Dealer" means a primary U.S. Government securities dealer.

    "Comparable Treasury Price" means (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding the Redemption Date, as set forth in the daily statistical release designated "H.15" (or any successor release) published by the Board of Governors of the Federal Reserve System or (2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of those Quotations.

    "Reference Treasury Dealer Quotations" means the average, as determined by the Trustee (after consultation with the Company), of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the Redemption Date.

    Notice of any redemption will be mailed by us at least 30 days but not more than 60 days before any Redemption Date to each holder of New Bonds to be redeemed. If less than all the New Bonds are to be redeemed at our option, the Trustee will select, in such manner as it deems fair and appropriate, the New Bonds to be redeemed.

    Unless we default in payment of the Redemption Price, on and after any Redemption Date, interest will cease to accrue on the New Bonds or portions thereof called for redemption.

NO OPTIONAL REDEMPTION BY HOLDERS

    The New Bonds will not be redeemable at the option of any holder prior to maturity. As set forth under "Certain Rights to Require Repurchase of New Bonds by PSI," any holder will have the right, under certain circumstances, to require us to repurchase all or any part of the holder's New Bonds.

SINKING FUND

    The New Bonds are not entitled to the benefits of a sinking fund.

MAINTENANCE AND RENEWAL

    The New Bonds are not entitled to the benefits of a Maintenance and Renewal Fund. However, with respect to all series of bonds issued prior to Series BBB, the following provisions of the First Mortgage Indenture will apply:

    During each calendar year, so long as any bonds are outstanding thereunder, we must expend sums equal to the greater of (a) 15% of our gross operating revenues (which, as defined in the First Mortgage Indenture, excludes revenues received after January 1, 1976 which are attributable to increases in the unit cost of fuel over the average unit cost of fuel used in 1975) for such calendar year or (b) 2.25% of our depreciable property on January 1 of such year for
(i) the maintenance and repair of the mortgaged properties, (ii) the construction or acquisition of bondable property, or (iii) the retirement of bonds issued under the First Mortgage Indenture. We must deposit annually with the First Mortgage Trustee cash to the extent that such aggregate amount is not so expended, less any credits for excess expenditures for such purposes in prior years. Any cash so deposited may be withdrawn by us or applied by the First Mortgage Trustee as provided in the First Mortgage Indenture (including the redemption at the optional redemption price of bonds which are then redeemable at our option). Excess expenditures may be used to comply with the requirements of any subsequent year or years, and gross expenditures (as defined and limited in the First Mortgage Indenture) for bondable property may be certified to comply with the provisions of clause (ii) above. Expenditures so used, and bonds retired through expenditures so used, cannot be used for other purposes under the First Mortgage Indenture; and expenditures used or bonds retired for other purposes under the First Mortgage Indenture cannot be used for the purpose of complying with said maintenance and renewal provisions. The First Mortgage Indenture does not require that any notice be given to bondholders in connection with these maintenance and renewal requirements, unless and until an event of default under the First Mortgage Indenture occurs by reason of our failure to meet the requirements. The maintenance and renewal provisions of the First Mortgage Indenture do not require the retirement annually of any specific amount of outstanding first mortgage bonds.

    We will maintain the mortgaged properties in good repair and working order.

SECURITY

    The New Bonds will rank PARI PASSU, except as to any sinking fund, Maintenance and Renewal Fund or similar fund provided for in any outstanding series of bonds, with all bonds now or subsequently issued and outstanding under the First Mortgage Indenture. The First Mortgage Indenture constitutes a first mortgage lien, subject only to permitted liens (as defined in the First Mortgage Indenture), on all or substantially all of our permanent fixed properties.

ISSUE OF ADDITIONAL FIRST MORTGAGE BONDS

    Additional new series of bonds, without limitation as to aggregate principal amount, may be issued under, and in accordance with the terms of, the First Mortgage Indenture from time to time on any one or more of the following bases:

        1. For or on account of the "retirement" of an equal principal amount of bonds of any one or more other series previously authenticated under the First Mortgage Indenture; but we have covenanted that, so long as any bonds issued under the First Mortgage Indenture remain outstanding, bonds issued for or on account of such "retirement" will be issued only in respect of bonds issued after August 31, 1945.

        2. In principal amount not greater than 60% of "net expenditures" made by the Company after September 26, 1945 for the construction or acquisition of "bondable property" (which includes construction work in progress to the extent actually construed or erected) which has become subject to the lien of the First Mortgage Indenture and is not subject to any lien or mortgage equal or prior in lien or mortgage securing obligations for the payment or redemption of which the necessary funds shall have been deposited irrevocably in trust with instructions to apply such funds to the payment or redemption of such obligations.

        3. To an aggregate principal amount of bonds equal to the amount of cash deposited with the First Mortgage Trustee under the First Mortgage Indenture, which "deposited cash" may be applied to the redemption or purchase of bonds of any series issued under the First Mortgage Indenture or may be withdrawn by us to an amount equal to the principal amounts of any bonds which could be authenticated for the purposes and under the conditions stated in 1 and 2 above.

    No additional bonds may be authenticated for or on account of "net expenditures" for "bondable property" or for "deposited cash," and no additional bonds bearing a higher rate of interest than the bonds for or on account of the "retirement" of which they are issued may be authenticated more than five years prior to the stated maturity of the bonds for or on account of the "retirement" of which they are issued, unless "net earnings" requirements (i.e., net earnings for the twelve months ended prior to such issuance must be two times the interest on all bonds outstanding after giving effect to such issuance) are satisfied. For purposes of the First Mortgage Indenture, the "net earnings" of PSI for any period means an amount, computed in accordance with accepted principles of accounting, determined by deducting from the total gross earnings and income for PSI derived from all sources for such period all operating expenses of PSI for such period, the remainder being adjusted, if necessary, so that no more than ten per centum (10%) thereof consists of the aggregate of (a) net non-operating income,
(b) net operating revenues derived from the operation by PSI of any properties other than electric, gas or water properties, and (c) net earnings from any properties not owned by PSI.

    The Supplemental Indenture relating to the New Bonds provides that, at any time when no First Mortgage Bonds of any series prior to Series BBB are outstanding, the 60% "bonding ratio" referred to in subsection 2 of the first paragraph above will increase to 66 2/3%.

ACQUISITION OF PROPERTY SUBJECT TO PRIOR LIEN

    The First Mortgage Indenture provides that after having acquired properties, other than the properties acquired on April 9, 1941 from Dresser Power Corporation, of a value in the aggregate of $500,000, without regard to the limitations referred to in this paragraph, we will not, so long as any bonds are outstanding under the First Mortgage Indenture, acquire any properties which at the time of the acquisition are subject to a lien or liens equal or prior to the lien of the First Mortgage (other than "permitted liens") if at the date of acquisition the principal amount of outstanding obligations secured by such liens exceeds 60% of the "value" of "bondable property" so acquired, or if the "net earnings" of such property for twelve consecutive months ending within 90 days next preceding the date of acquisition has been less than two times the interest charges for one year on all outstanding obligations secured by such lien at the time of acquisition, except obligations for the payment or redemption of which the necessary funds have been deposited irrevocably in trust with instructions to apply such funds to the payment or redemption of such obligations. The First Mortgage Indenture further provides that upon the acquisition of any property subject to a lien or liens equal or prior to the lien of the First Mortgage, we will cause all such mortgages then existing on such property to be closed and, after such acquisition, will permit no additional indebtedness to be secured by those mortgages.

    The Supplemental Indenture relating to the New Bonds provides that, at any time when no First Mortgage Bonds of any series prior to Series BBB are outstanding, the 60% figure in principal amount of outstanding obligations secured referred to in the previous paragraph above will increase to 66 2/3%.

MODIFICATION OF FIRST MORTGAGE INDENTURE

    In general, modifications or alterations of the First Mortgage Indenture, and of the rights or obligations of PSI and of the bondholders, as well as waivers of compliance with the First Mortgage Indenture, may with the approval of our Board of Directors be made at bondholders' meetings with the affirmative vote of 75% of the bonds entitled to vote at the meeting with respect to matters involved; PROVIDED, HOWEVER, that no modifications or alterations may be made which will permit (1) the extension of the time or times of payment of the principal of, or the interest or the premium (if any) on, any bond, or the reduction in the principal amount thereof or in the rate of interest or the amount of any premium thereon, or any other modification in terms of payment of such principal, interest or premium, which terms shall always be unconditional, or (2) the creation of any lien ranking prior to or on a parity with the lien of the First Mortgage with respect to any of the mortgaged properties, or (3) the depriving of any bondholder of a lien upon the mortgaged properties, or (4) the reduction of the percentage of bonds required for the taking of action with respect to any such modification or alteration.

    The Supplemental Indenture relating to the New Bonds provides that, at any time when no First Mortgage Bonds of any series prior to Series BBB are outstanding, the 75% vote requirement referred to in the previous paragraph will decrease to 66 2/3%.

DIVIDEND RESTRICTIONS

    The First Mortgage Indenture provides that, so long as any bonds are outstanding under the First Mortgage Indenture, PSI may not declare or pay any dividends or make any distributions on shares of any class of its capital stock (other than on preferred stock or dividends payable in shares of its Common Stock or dividends which are applied to the purchase of shares of its Common Stock by the shareholder receiving such dividends) or purchase, retire or otherwise acquire for a consideration any shares of its Common Stock, except out of our earned surplus or net profits determined in accordance with generally accepted principles of accounting and lawfully available for that purpose. For the purpose of this covenant only, in computing the amount of such earned surplus or net profits, there shall have been, subsequent to September 1, 1939, and up to the date as of which the computation is made, charged to operating expenses for maintenance or as a reserve for depreciation or retirements, the aggregate amounts required to be expended or deposited with the First Mortgage Trustee under the provisions described under the caption "Maintenance and Renewal" for such period. The First Mortgage Indenture does not require that any notice be given to bondholders in connection with the foregoing restrictions on dividends, unless and until an event of default under the First Mortgage Indenture occurs by reason of the company's violation of that dividend restriction.

CONCERNING THE FIRST MORTGAGE TRUSTEE

    The First Mortgage Indenture provides that the holders of a majority in principal amount of the outstanding bonds have the right to require the First Mortgage Trustee to take action on behalf of the bondholders, but under certain circumstances the First Mortgage Trustee may decline to follow such directions or to exercise certain of its powers. Prior to taking such action, the First Mortgage Trustee is entitled to indemnity satisfactory to it against costs, expenses and liabilities that may be incurred in the course of such action. Such right to indemnification does not impair the absolute right of any bondholder to enforce payment of the principal of and interest on his bonds when due.

    Certain affiliates of the First Mortgage Trustee provide various financial services for us and our affiliates in the normal course of business.

DEFAULTS, NOTICES AND CERTIFICATES

    The First Mortgage Indenture provides generally that failure for 30 days to pay interest on any bond, failure to pay the principal of any bond, whether at maturity or upon redemption or declaration, failure to pay principal or interest on any prior lien obligations, failure for 60 days after notice to perform or observe other covenants of the First Mortgage Indenture, default under any mortgage or other instrument securing any prior lien obligations and the occurrence of insolvency, bankruptcy or similar proceedings constitute events of default. The First Mortgage Trustee is required to give notice to the bondholders of the occurrence of any event which constitutes, or which, with the giving of notice or the lapse of time or both, would constitute, an event of default, except that the First Mortgage Trustee may withhold such notice if the First Mortgage Trustee determines that to do so is in the interests of the bondholders unless such event relates to the payment of principal of or interest on or any sinking fund obligation for the benefit of any of the bonds. Upon the occurrence of an event of default, the First Mortgage Trustee may, and upon written request of the holders of a majority in principal amount of all bonds then outstanding under the First Mortgage Indenture due and payable, must enforce the lien of the First Mortgage by foreclosure or exercise such other remedies as are provided in the First Mortgage Indenture.

    Compliance with certain provisions of the First Mortgage Indenture is required to be evidenced by various written statements or certificates filed with the First Mortgage Trustee, and various certificates and other papers are required to be filed with the First Mortgage Trustee annually and upon the happening of various events. However, no periodic evidence is required to be furnished as to the absence of events of default or compliance with the terms of the First Mortgage Indenture.

BOOK ENTRY; DELIVERY AND FORM

    The New Bonds will be issued in fully registered form, without coupons. Except as described below, the New Bonds will be deposited with, or on behalf of, the Depository Trust Company, New

York, New York ("DTC"), and registered in the name of DTC's nominee, in the form of a global bond (the "Global New Bond").

    We expect that pursuant to procedures established by DTC:

    - upon deposit of the Global New Bond, DTC or its custodian will credit on its internal system interests in the Global New Bond to the accounts of persons who have accounts with DTC ("Participants"); and

    - ownership of interests in the Global New Bond will be shown on, and the transfer of those interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global New Bond will be limited to Participants or persons who hold interests through Participants.

    So long as DTC or its nominee is the registered owner of the New Bonds, DTC or the nominee will be considered the sole owner of the New Bonds represented by the Global New Bond for all purposes under the First Mortgage Indenture. No beneficial owner of an interest in the Global New Bond will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the First Mortgage Indenture with respect to the New Bonds.

    Payments of the principal of and interest on the Global New Bond will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of PSI, the Trustee or any paying agent under the First Mortgage Indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global New Bond or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of the principal of or interest on the Global New Bond, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global New Bond as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the Global New Bond held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held in nominee accounts. These payments will be the responsibility of the Participants.

    Transfers between Participants in DTC will be effected in accordance with DTC's rules and will be settled in immediately available funds. If a holder requires physical delivery of a certificated New Bond for any reason, including to sell New Bonds to persons in states which require physical delivery of the New Bonds or to pledge such securities, the holder must transfer its interest in the Global New Bond in accordance with the normal procedures of DTC and with the procedures set forth in the First Mortgage Indenture.

    DTC has advised us that:

    - it will take any action permitted to be taken by a holder of New Bonds (including the presentation of New Bonds for exchange as described below) only at the direction of one or more Participants to whose account at DTC interests in the Global New Bond are credited and only in respect of that portion of the aggregate principal amount of New Bonds as to which the Participant or Participants has or have given direction. However, if there is an Event of Default under the First Mortgage Indenture, DTC will exchange the Global New Bonds for certificated New Bonds, which it will distribute to its Participants;

    - it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act; and

    - it was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants").

    Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the Global New Bond among Participants, it is under no obligation to perform those procedures, and the procedures may be discontinued at any time. Neither PSI nor the Trustee will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF INTERESTS IN GLOBAL NEW BOND FOR CERTIFICATED NEW BONDS

    The entire Global New Bond may be exchanged for definitive New Bonds in registered, certificated form ("Certificated New Bonds") if:

    - DTC:

       - notifies us that it is unwilling or unable to continue as depositary for the Global New Bond and we fail to appoint a successor depositary within 90 days, or

       - has ceased to be a clearing agency registered under the Exchange Act;

    - we notify the Trustee in writing that we elect to cause the issuance of Certificated New Bonds; or

    - there shall have occurred and be continuing a Default or an Event of Default with respect to the New Bonds.

    Beneficial interests in the Global New Bond may be exchanged for Certificated New Bonds only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with customary DTC procedures. Certificated New Bonds delivered in exchange for any beneficial interest in the Global New Bond will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of its Direct or Indirect Participants.

    Neither PSI nor the Trustee will be liable for any delay by the holder of the Global New Bond or DTC in identifying the beneficial owners of New Bonds, and PSI and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global New Bond or DTC for all purposes.

TITLE

    PSI, the Trustee, and any agent of PSI or the Trustee may treat the person in whose name a New Bond is registered as the absolute owner of the New Bond (whether or not that New Bond may be overdue) for the purpose of making payment and for all other purposes.

                               THE EXCHANGE OFFER

    Pursuant to a Registration Rights Agreement among PSI and the initial purchasers of the Old Bonds (the "Registration Rights Agreement"), we agreed to use our reasonable best efforts to register the New Bonds with the Commission and to offer the holders of Old Bonds the opportunity to exchange their Old Bonds for New Bonds. This prospectus is a part of the registration statement filed for that purpose (the "Exchange Offer Registration Statement"). The Registration Rights Agreement also provides that if any holders of Old Bonds, other than affiliates of ours and certain other holders, who participate in the Exchange Offer cannot receive New Bonds that may be sold without restriction under federal and state securities laws, we will file a registration statement covering resale of those Old Bonds (a "Shelf Registration Statement") and will use our reasonable best efforts to cause the Shelf Registration Statement to become effective and to keep it effective for two years from June 22, 2001, the date on which we delivered the Old Bonds to the initial purchasers (the "Closing Date").

    If either:

    - we have not exchanged New Bonds for all Old Bonds validly tendered in accordance with the terms of the Exchange Offer on or prior to 35 days after the date on which the Exchange Offer Registration Statement was declared effective, or

    - if applicable, the Shelf Registration Statement has been declared effective but ceases to be effective at any time prior to two years from the Closing Date,

the Registration Rights Agreement provides that additional interest ("Additional Interest") will accrue on the Old Bonds at a rate of .25% per annum, beginning immediately following the relevant event.

    Additional Interest on the Old Bonds will cease to accrue:

    - upon the exchange of New Bonds for all Old Bonds tendered, or

    - upon the effectiveness of the Shelf Registration Statement which had ceased to remain effective prior to two years from the Closing Date, or

    - upon the termination of transfer restrictions on the Old Bonds in accordance with Rule 144(k) under the Securities Act.

    Any Additional Interest will be payable in cash, on the same original payment dates of the Old Bonds. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Old Bonds, multiplied by a fraction, the numerator of which is the number of days the Additional Interest rate was applicable during the period (determined on the basis of a 360-day year comprised of twelve 30-day months), and the denominator of which is 360.

    Old Bonds not tendered in the Exchange Offer will bear interest at the same rates as in effect at the time of issuance of the Old Bonds.

TERMS OF THE EXCHANGE OFFER; PERIOD FOR TENDERING OLD BONDS

    Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal (the "Letter of Transmittal"), we will:

    - accept for exchange Old Bonds which are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below, and

    - keep the Exchange Offer open for not less than 30 days after the date notice of the Exchange Offer is mailed to the holders of the Old Bonds.

    The "Expiration Date" will be 5:00 p.m., New York City time, on
November   , 2001, unless we extend the period of time for which the Exchange
Offer is open, in which case the "Expiration Date" will be the latest time and date to which the Exchange Offer is extended. As of the date of this prospectus, $325,000,000 in aggregate principal amount of the Old Bonds were outstanding. The Exchange Offer is not conditioned upon any minimum principal amount of Old Bonds being tendered. This prospectus, together with the Letter of Transmittal, is first being sent on or about the date set forth on the cover page to all holders of Old Bonds at the addresses set forth in the security register for the Old Bonds.

    We expressly reserve the right:

    - at any time or from time to time, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance of any Old Bonds, and

    - to amend or terminate the Exchange Offer, and not to accept for exchange any Old Bonds not previously accepted, upon the occurrence of any of the conditions of the Exchange Offer specified below under "Certain Conditions to the Exchange Offer."

    We will give oral or written notice of any extension, amendment, non-acceptance or termination to holders of Old Bonds as promptly as practicable. In the case of any extension, notice will be given by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service.

    Holders of Old Bonds do not have appraisal or dissenters' rights in connection with the Exchange Offer. Old Bonds which (1) are not tendered for exchange or (2) are tendered but not accepted in connection with the Exchange Offer and are not entitled to be included in a Shelf Registration Statement will remain outstanding and be entitled to the benefits of the First Mortgage Indenture, but will not be entitled to any further registration rights under the Registration Rights Agreement.

PROCEDURES FOR TENDERING OLD BONDS

    The tender to us of Old Bonds by a holder as set forth below and our acceptance of those Old Bonds will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions set forth in this prospectus and in the accompanying Letter of Transmittal. Except as set forth below, a holder who wishes to tender Old Bonds for exchange pursuant to the Exchange Offer must:

    - transmit a properly-completed and duly-executed Letter of Transmittal, including all other documents required by the Letter of Transmittal, to LaSalle Bank National Association at the address given below under the heading "Exchange Agent," or

    - if Old Bonds are tendered in accordance with the book-entry procedures described below, transmit an Agent's Message to the Exchange Agent at the address given below under the heading "Exchange Agent."

    In addition:

    - the Exchange Agent must receive, on or before the Expiration Date, either

       (1) certificates for the Old Bonds, or

       (2) a timely confirmation of book-entry transfer of the Old Bonds into the Exchange Agent's account at DTC, along with the Letter of Transmittal or an Agent's Message, or

    - the holder must comply with the guaranteed delivery procedures described below.

    The term "Agent's Message" means a message, transmitted to DTC and received by the Exchange Agent and forming a part of a book-entry transfer, that states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the Letter of Transmittal and that we may enforce the Letter of Transmittal against this holder.

    THE METHOD OF DELIVERY OF OLD BONDS, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OLD BONDS SHOULD BE SENT TO PSI.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Old Bonds surrendered for exchange are tendered:

    - by a registered holder of the Old Bonds who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or

    - for the account of an Eligible Institution (as defined below).

If the signature on a Letter of Transmittal or a notice of withdrawal is required to be guaranteed, the guarantee must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a commercial bank or trust company having an office or correspondent in the United States which participates in the Medallion Signature Guarantee Program (each an "Eligible Institution"). If Old Bonds are registered in the name of a person other than the person signing the Letter of Transmittal, the Old Bonds surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by us in our sole discretion, duly executed by the registered holder with the signature guaranteed by an Eligible Institution.

    All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Old Bonds tendered for exchange will be determined by PSI in its sole discretion and will be final and binding. We reserve the absolute right:

    - to reject any and all tenders of any Old Bonds not properly tendered or to not accept any Old Bonds if acceptance might, in our judgment or the judgment of our counsel, be unlawful, and

    - to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Old Bonds either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Old Bonds in the Exchange Offer).

    Unless waived, any defects or irregularities in connection with the tender of Old Bonds for exchange must be cured within such reasonable period of time as we determine. Neither PSI, the Exchange Agent nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of Old Bonds for exchange, nor will any of them incur any liability for failure to give such notification.

    If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of the Old Bonds, those Old Bonds must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the Old Bonds.

    If the Letter of Transmittal or any Old Bonds or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by PSI, submit proper evidence satisfactory to PSI of their authority to so act.

    By executing, or otherwise becoming bound by a Letter of Transmittal, each holder of the Old Bonds (other than certain specified holders) will represent that:

    - it is not our affiliate,

    - any New Bonds to be received by it are being acquired in the ordinary course of business, and

    - it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Bonds.

If the tendering holder is a broker-dealer that will receive New Bonds for its own account in exchange for Old Bonds that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of those New Bonds. See "--Resale of the New Bonds."

ACCEPTANCE OF OLD BONDS FOR EXCHANGE; DELIVERY OF NEW BONDS

    Upon satisfaction or waiver of all of the conditions to the Exchange Offer, promptly after the Expiration Date we will accept all Old Bonds properly tendered and will issue the New Bonds. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, we will be deemed to have accepted properly tendered Old Bonds for exchange if and when we have given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of New Bonds for Old Bonds that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for the Old Bonds or a timely Book-Entry Confirmation of the Old Bonds into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Old Bonds are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if certificates representing Old Bonds are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Old Bonds will be returned without expense to the tendering holder (or, in the case of Old Bonds tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described below, will be credited to an account maintained with DTC) as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Old Bonds at DTC for purposes of the Exchange Offer promptly after the date of this prospectus. Any financial institution that is a Participant in DTC's systems may execute the exchange and make book-entry delivery of Old Bonds by causing DTC to transfer those Old Bonds into the Exchange Agent's account in accordance with DTC's Automated Tender Offer Program ("ATOP") procedures for transfer. DTC Participants that are accepting the exchange should transmit their acceptance to DTC, which will edit and verify the acceptance and execute a book-entry delivery to the Exchange Agent's account at DTC. DTC will then send an Agent's Message to the Exchange Agent for its acceptance. Delivery of the Agent's Message by DTC will satisfy the terms of the exchange as to the execution and delivery of a Letter of Transmittal by the Participant identified in the Agent's Message. DTC Participants also may accept the exchange by submitting a notice of guaranteed delivery through ATOP. The exchange for the Old Bonds so tendered will only be made after timely confirmation of such book-entry transfer of Old Bonds into the Exchange Agent's account, and timely receipt by the Exchange Agent of the Agent's Message and any other documents required by the Letter of Transmittal.

    DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

GUARANTEED DELIVERY PROCEDURES

    If a holder of the Old Bonds desires to tender those Old Bonds and the Old Bonds are not immediately available, or time will not permit the holder's Old Bonds or other required documents to reach the Exchange Agent before the Expiration Date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

    - the tender is made through an Eligible Institution;

    - prior to the Expiration Date, the Exchange Agent receives from the Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by us (by telegram, telex, facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Old Bonds and the amount of Old Bonds tendered, stating that the tender is being made thereby and guaranteeing that within five New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates of all physically tendered Old Bonds, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    - the certificates for all physically tendered Old Bonds, in proper form for transfer, or a Book-Entry Confirmation, as the case may be, and all other documents required by the Letter of Transmittal, are received by the Exchange Agent within five NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL RIGHTS

    Tenders of Old Bonds may be withdrawn at any time prior to the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent at one of the addresses set forth below under "Exchange Agent." Any notice of withdrawal must specify:

    - the name of the person having tendered the Old Bonds to be withdrawn,

    - the Old Bonds to be withdrawn (including the principal amount of such Old Bonds), and

    - (where certificates for Old Bonds have been transmitted) the name in which the Old Bonds are registered, if different from that of the withdrawing holder.

    If certificates for Old Bonds have been delivered or otherwise identified to the Exchange Agent, then the withdrawing holder must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an Eligible Institution unless the holder is an Eligible Institution. If Old Bonds have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Old Bonds and otherwise comply with DTC's procedures. All questions as to the validity, form and eligibility (including time of receipt) of a notice of withdrawal will be determined by us, and our determination will be final and binding on all parties. Any Old Bonds that are withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Bonds which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder without cost to the holder (or, in the case of Old Bonds tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the book-entry transfer procedures described above, the Old Bonds will be credited to an account maintained with DTC for the Old Bonds) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Bonds may be re-entered by following one of the procedures described under "Procedures for Tendering Old Bonds" above at any time on or prior to the Expiration Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

    Notwithstanding any other provisions of the Exchange Offer, we are not required to accept for exchange, or to issue New Bonds in exchange for, any Old Bonds and may terminate or amend the Exchange Offer, if at any time before acceptance of those Old Bonds for exchange or the exchange of the New Bonds for Old Bonds, the acceptance or issuance would violate applicable law or any interpretation of the Commission's staff.

    The condition in the paragraph immediately above is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such condition. Our failure at any time to exercise this right is not to be deemed a waiver of the right, which is an ongoing right that may be asserted at any time and from time to time.

    In addition, we will not accept for exchange any Old Bonds tendered, and no New Bonds will be issued in exchange for Old Bonds, if at the time a stop order is threatened or in effect with respect to either the Registration Statement of which this prospectus is a part or the qualification of the First Mortgage Indenture under the Trust Indenture Act.

EXCHANGE AGENT

    LaSalle Bank National Association has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses described below. Questions and requests for assistance, requests for additional copies of this prospectus or of the Letter of Transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent, addressed as follows:

                                  DELIVER TO:

               LaSalle Bank National Association, Exchange Agent

                              BY MAIL OR BY HAND:

                       LaSalle Bank National Association
                            135 South LaSalle Street
                                   Suite 1960
                            Chicago, Illinois 60603
                   Attention: Corporate Trust Administration

                                 BY FACSIMILE:
                                 (312) 904-2236

                             CONFIRM BY TELEPHONE:
                                 (312) 904-5619

    Delivery to an address other than as described above or transmission of instructions via facsimile other than as described above does not constitute a valid delivery.

FEES AND EXPENSES

    The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to officers and employees who engage in soliciting tenders or make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. However, we will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses relating to those services.

    The cash expenses of making the Exchange Offer will be paid by us and are estimated to be $75,000.

TRANSFER TAXES

    Holders who tender their Old Bonds for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register New Bonds in the name of, or request that Old Bonds not tendered or not accepted in the Exchange Offer to be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

RESALE OF THE NEW BONDS

    Under existing interpretations of the Commission's staff contained in several no-action letters to third parties, the New Bonds will be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Old Bonds who is an "affiliate" of PSI or who intends to participate in the Exchange Offer for the purpose of distributing the New Bonds:

    - will not be able to rely on these interpretations by the Commission's staff, and

    - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of those New Bonds unless the sale or transfer is made under an exemption from those requirements.

    By executing, or otherwise becoming bound by, the Letter of Transmittal, each holder of Old Bonds (other than certain specified holders) will represent that:

    - it is not our "affiliate";

    - any New Bonds to be received by it are being acquired in the ordinary course of its business; and

    - it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Bonds.

In addition, in connection with any resales of New Bonds, any participating broker-dealer who acquired bonds for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The Commission has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the New Bonds (other than a resale of an unsold allotment from the original sale of the Old Bonds) with this prospectus. Under the Registration Rights Agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of such New Bonds.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The exchange of Old Bonds for New Bonds pursuant to the Exchange Offer will not result in any United States federal income tax consequences to holders. When a holder of the Old Bonds exchanges an Old Bond for a New Bond pursuant to the Exchange Offer, that holder will have the same adjusted basis and holding period in the New Bond as in the Old Bond immediately before the exchange.

                              PLAN OF DISTRIBUTION

    Each participating broker-dealer pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of New Bonds. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of New Bonds received in exchange for Old Bonds where the Old Bonds were acquired as a result of market-making activities or other trading activities. We have agreed that we will make this prospectus, as amended or supplemented, available to any participating broker-dealer for use in connection with any such resale and participating broker-dealers will be authorized to deliver this prospectus for a period not exceeding 90 days after the Expiration Date.

    We will not receive any proceeds from any sales of the New Bonds by participating broker-dealers. New Bonds received by participating broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time, in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Bonds or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to the prevailing market prices or at negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any participating broker-dealer that resells the New Bonds that were received by it for its own account pursuant to the Exchange Offer. Any broker or dealer that participates in a distribution of New Bonds may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    We will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any participating broker-dealer that requests those documents in the Letter of Transmittal. See "The Exchange Offer."

                                 LEGAL MATTERS

    The validity of the bonds in respect of which this prospectus is being delivered will be passed on for PSI by Taft, Stettinius & Hollister LLP, Cincinnati, Ohio.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    PSI's financial statements and schedules incorporated by reference in this prospectus, to the extent and for the periods indicated in their report, have been audited by Arthur Andersen LLP, independent public accountants, and are incorporated by reference in reliance upon the authority of such firm as experts in accounting and auditing in giving said report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $325,000,000

                                PSI ENERGY, INC.

                              FIRST MORTGAGE BONDS
                               SERIES EEE, 6.65%,
                               DUE JUNE 15, 2006

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                OCTOBER   , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Indiana Business Corporation Law and the Amended Articles of Consolidation of PSI provide for indemnification of PSI's directors and officers under a variety of circumstances provided that each of the following conditions is satisfied:

    (a) the individual's conduct was in good faith; and

    (b) the individual reasonably believed:

        (1) in case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in its best interests; and

        (2) in all other cases, that the individual's conduct was at least not opposed to its best interests; and

    (c) in case of any criminal proceeding, the individual either:

        (1) had reasonable cause to believe the individual's conduct was lawful; or

        (2) had no reasonable cause to believe the individual's conduct was unlawful.

    If each of the above conditions is satisfied, the indemnification may include liabilities under the Securities Act. In addition, PSI has purchased insurance permitted by the laws of Indiana on behalf of directors and officers which may cover liabilities under the securities laws, except those arising under Section 16(b) of the Exchange Act or involving fraud, criminal fines or penalties or deliberate dishonesty with respect to a material matter which is the subject of litigation. Insofar as indemnification for liabilities arising under the Securities Act is permitted to directors, officers or persons controlling PSI, pursuant to the terms of PSI's Amended Articles of Consolidation, by-laws and insurance policies, PSI has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits.

    EXHIBIT NO.    DOCUMENT
    -----------    --------
        1.1        Registration Rights Agreement, dated as of June 22, 2001,
                   among PSI Energy, Inc. and Merrill Lynch, Pierce, Fenner &
                   Smith Incorporated, ABN AMRO Rothschild LLC, and
                   J.P. Morgan Securities Inc., as the initial purchasers.

       *3.1        Amended Articles of Consolidation, as amended to April 20,
                   1995 (Exhibit to PSI's Form June 30, 1995 10-Q).

       *3.2        Amendment to Article D of the Amended Articles of
                   Consolidation, effective July 10, 1997 (Exhibit to PSI's
                   1997 Form 10-K).

       *3.3        By-laws, as amended to December 17, 1996 (Exhibit to PSI's
                   March 31, 1997 Form 10-Q).

       *4.1        Original Indenture (First Mortgage Bonds) dated
                   September 1, 1939, between PSI and LaSalle Bank National
                   Association, as Trustee (formerly named LaSalle National
                   Bank and Successor Trustee to The First National Bank of
                   Chicago) (Exhibit to File No. 70-258).

       *4.2        Tenth Supplemental Indenture between PSI and LaSalle Bank
                   National Association dated July 1, 1952 (Exhibit to File No.
                   2-9687).

    EXHIBIT NO.    DOCUMENT
    -----------    --------
       *4.3        Twenty-third Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated January 1, 1977 (Exhibit to
                   File No. 2-57828).

       *4.4        Twenty-fifth Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated September 1, 1978 (Exhibit to File No. 2-62543).

       *4.5        Twenty-sixth Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated September 1, 1978 (Exhibit to File No. 2-62543).

       *4.6        Thirtieth Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated August 1, 1980 (Exhibit to
                   File No. 2-68562).

       *4.7        Thirty-fifth Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated March 30, 1984 (Exhibit to
                   PSI's 1984 Form 10-K).

       *4.8        Forty-sixth Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated June 1, 1990 (Exhibit to
                   PSI's 1991 Form 10-K).

       *4.9        Forty-seventh Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated July 15, 1991 (Exhibit to
                   PSI's 1991 Form 10-K).

       *4.10       Forty-eighth Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated July 15, 1992 (Exhibit to
                   PSI's 1992 Form 10-K).

       *4.11       Fiftieth Supplemental Indenture between PSI and LaSalle Bank
                   National Association dated February 15, 1993 (Exhibit to
                   PSI's 1992 Form 10-K).

       *4.12       Fifty-first Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated February 1, 1994 (Exhibit to
                   PSI's 1993 Form 10-K).

       *4.13       Fifty-second Supplemental Indenture between PSI and LaSalle
                   Bank National Association, as Trustee, dated April 30, 1999
                   (Exhibit to PSI's March 31, 1999 Form 10-Q).

       *4.14       Fifty-third Supplemental Indenture between PSI and LaSalle
                   Bank National Association dated June 15, 2001 (Exhibit to
                   PSI's June 30, 2001 Form 10-Q).

        5.1 Opinion of Taft, Stettinius & Hollister LLP with respect to the New Bonds.

       12.1        Computation of Ratio of Earnings to Fixed Charges.

      *21.1        Subsidiaries of PSI (Exhibit to PSI's 2000 Form 10-K).

       23.1 Consent of Taft, Stettinius & Hollister LLP (contained in their opinion filed as Exhibit 5.1).

       23.2        Consent of Arthur Andersen LLP.

       24.1        Powers of Attorney.

       24.2        Certified copy of a resolution of PSI's Board of Directors.

       25.1        Statement of Eligibility of LaSalle Bank National
                   Association on Form T-1.

       99.1        Form of Letter of Transmittal.

       99.2        Form of Notice of Guaranteed Delivery.

       99.3        Form of Letter to Clients.

       99.4        Form of Letter to Nominees

    EXHIBIT NO.    DOCUMENT
    -----------    --------
       99.5        Form of Instructions to Registered Holder and/or Book-Entry
                   Transfer Participant from Owner.

------------------------

*   Incorporated by reference as indicated.

ITEM 22. UNDERTAKINGS

    (a) The Registrant undertakes:

        (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment to the registration statement) which, individually or in the aggregate, represent a fundamental change in the information contained in the registration statement; and

          (iii) to include any material information on the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment is deemed to be a new registration statement relating to the securities offered under such registration statement, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering of such securities.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the above provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (c) The Registrant undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (d) The Registrant undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved in that transaction, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio on the 9th day of October, 2001.

                                                       PSI ENERGY INC.

                                                       By:               *James E. Rogers
                                                            -----------------------------------------
                                                                         James E. Rogers,
                                                            CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE
                                                                             OFFICER

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT ON FORM S-4 HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                      SIGNATURE                                   TITLE                    DATE
                      ---------                                   -----                    ----
(i) Principal executive officer:

                  *James E. Rogers                      Chairman of the Board and
     -------------------------------------------          Chief Executive Officer    October 9, 2001
                   James E. Rogers

(ii) Principal financial officer:

                /s/ R. FOSTER DUNCAN                    Executive Vice President
     -------------------------------------------            and Chief Financial      October 9, 2001
                  R. Foster Duncan                                Officer

(iii) Principal accounting officer:

               /s/ BERNARD F. ROBERTS                      Vice President and
     -------------------------------------------                Comptroller          October 9, 2001
                 Bernard F. Roberts

(iv) Directors:

*James K. Baker                                                 Director             October 9, 2001

*Michael G. Browning                                            Director             October 9, 2001

*John A. Hillenbrand II                                         Director             October 9, 2001

*James E. Rogers                                                Director             October 9, 2001

*By:  /s/ JEROME A. VENNEMANN
      --------------------------------------
      Jerome A. Vennemann, Attorney-in-fact